TIB Financial Corp. & Subsidiaries
Corporate Governance and Nomination Committee Charter

Mission

The Corporate Governance and Nomination Committee of TIB Financial Corp. & Subsidiaries (the “Committee”) exercises general oversight of the governance of the Board of Directors (the “Board”) by developing and recommending to the Board, Corporate Governance Policies and Guidelines applicable to the Company and monitoring the Company’s compliance with these policies and guidelines.  Such Corporate Governance Policies and Guidelines will be consistent with sound corporate governance practices, ethical business conduct, financial transparency, will represent the majority interests of the shareholders and will comply with applicable legal, regulatory and other requirements.

The Committee is responsible for the identification of individuals qualified to become Board members and recommendation to the Board of the director nominees for the next annual meeting of stockholders.  The Committee oversees the Board committees, leads the Board and the committees in their annual performance review and recommends to the Board the Director candidates for each committee for appointment by the Board.

Membership

The members of the Committee shall meet the independence requirements of the Securities and Exchange Commission, the NASDAQ Exchange and any other applicable laws, rules and regulations governing independence, as determined by the Board.  The Board may, under certain circumstances, determine that it is in the best interests of the Company for a Non-Independent Director to serve on and/or chair the Committee for no more than two years.  The Committee will consist of a minimum of three directors.  Members of the Committee and the Committee Chair shall be appointed by the Board on the recommendation of the Committee. The Chairperson and members of the Committee shall receive such compensation for their service on the Committee as the Board may determine from time to time, based on recommendations from the Compensation Committee.

Committee Meetings, Structure and Operations

The Committee shall meet as frequently as the Committee deems necessary.  The operation of the Committee, including with respect to actions without meetings, notice of meetings and waiver of notice, quorums and voting requirements shall be as set forth in the Corporation’s Bylaws.

Reporting of Committee Activities to the Board

The Committee shall report a summary of information about its activities to the Board and, where appropriate, its recommendations for action by the Board at their next meeting subsequent to that of the Committee.  Certain action by the Committee may be similarly reported to the Board for approval, ratification, and/or confirmation.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Develop the Company’s policies and guidelines for corporate governance.

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Annually review and assess the adequacy of the Company’s policies and practices on corporate governance including the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

•	Assist the Board in reviewing the Company’s business practices, particularly as they relate to preserving the good reputation of the Company.

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Review the appropriateness of the size of the Board relative to its various responsibilities.  Review the overall composition of the Board, taking into consideration such factors as business experience and specific areas of expertise of each Board member, and make recommendations to the Board as necessary.

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Develop and recommend to the Board appropriate criteria for determining director independence in accordance with applicable legal and regulatory requirements.   Assist in the evaluation of the independence of the Company’s Directors.  In the event the Chairman is not independent, then the Committee shall make a recommendation to the Board to elect an independent Vice Chairman who is the Lead Director.

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Recommend to the Board the number, identity and responsibilities of Board committees and the Chair and members of each committee.  This shall include advising the Board on committee appointments and removal from committees or from the Board, rotation of committee members and Chairs and committee structure and operations.

•	To consider, and make recommendations to the Board, regarding matters relating to the Corporation’s director retirement policy.

•	Annually review the adequacy of the charters adopted by each committee of the Board, and recommend changes as necessary.

•	Develop criteria and guidelines for the process of identifying and evaluating candidates for nomination to the Board of Directors of the Company which include:
▪	The nominee identification process.

▪	The evaluation process.

▪	Any difference in the manner in which the Committee evaluates shareholder recommendations.

▪	The Committee’s guidelines with regard to shareholder recommendations.

▪	The procedures to be followed by shareholders in submitting recommendations.

▪
Any minimum qualifications that the nomination committee believes must be met by a nominee and any specific qualities or skills necessary for a Director candidate to fill a vacancy or additional seat on the Board.

▪	Other criteria and guidelines as needed for effective corporate governance.

•	As the need arises to fill vacancies, actively seek individuals qualified to become Board members for recommendation to the Board.

•	Consider unsolicited nominations for Board membership in accordance with guidelines developed by the Committee.

•	Recommend to the Board the slate of nominees for election to the Board at the Company’s annual meeting of stockholders.

•	Annually assess the effectiveness of the Board of Directors in meeting its responsibilities, representing the long-term interests of stockholders.

•	Report annually to the Board with an assessment of the Board’s performance and the performance of the Board committees, to be discussed with the full Board following the end of each fiscal year.

•	Review adherence by directors to corporate guidelines regarding transactions with the Company.

•	Monitor the orientation and continuing education and certification programs for directors.

•	Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Serve as a resource for the Board in addressing any corporate governance issues or matters that may arise.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board of Directors from time to time.

Delegation to Subcommittee

The committee may, in its discretion, delegate any portion of its duties and responsibilities to a subcommittee of the Committee.

Resources and Authority

This Committee is not meant to usurp the authority or responsibility of the Board of Directors, but to strengthen its decision making ability and responsibility to our shareholders.

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities under this charter.  The Committee shall also have the authority to select, retain and terminate outside counsel or other experts or consultants, as it deems appropriate, and to approve the fees and to determine the retention terms of such individuals, without seeking approval of the Board or management, which fees shall be at the cost and expense of the Company.  With respect to consultant’s or search firms used to identify director candidates, this authority shall be vested solely in the Committee.